Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2013, relating to the consolidated financial statements of ADA-ES, Inc. and Subsidiaries as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012.

/s/ ESK&H LLLP
EKS&H LLLP

June 14, 2013

Denver, Colorado